UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2007

MIVA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5220 Summerlin Commons Boulevard Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 561-7229

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 13, 2007, the Board of Directors (the “Board”) of MIVA, Inc. (the “Company”) adopted and approved an amended and restated MIVA, Inc. Policy for Compensation for Independent Members of the Board of Directors. This policy is effective for the calendar year 2008 and later years until further amended.

Under this policy, each independent director will receive an annual Restricted Stock Unit (“RSU”) grant for their service on the Board for that number of RSUs equal to $40,000 based on the closing price of the Company’s stock on the first trading day of the calendar year, subject to reduction to cash, at the election of the director, to satisfy tax obligations incurred by the director upon vesting of the RSUs. The RSUs will vest at the rate of one-fourth (1/4) per quarter at the end of each calendar quarter. In the case of a person that becomes a new independent director after the first trading day of a calendar year, for such calendar year, the number of RSUs granted to such independent director will be based on the closing stock price on the last trading day preceding the date on which such person became an independent director and the quarterly vesting will be based on the number of months to be served by such independent director in the respective quarters of the remaining calendar year. In the case of a departing independent director, the number of RSUs that will vest in the last quarter of service will be a fraction of the number of RSUs that otherwise would have vested, the numerator of which will be the number of full months of service by such departing independent director during such quarter and the denominator of which will be three. Any RSUs that are unvested as of the date of termination of service as a director are automatically forfeited.

Under this policy, each independent director will also receive an annual cash retainer in the amount of $20,000 payable in $5,000 quarterly installments at the beginning of each fiscal quarter. This retainer will be prorated for a new independent director in the same fashion as RSUs, as described above. After the date of termination of a director, such director will not receive any further quarterly payments of the retainer.

The Chairman and Vice-Chairman of the Board will each receive an additional annual RSU grant for that number of RSUs equal to $15,000 based on the closing price of the Company’s stock on the first trading day of the calendar year and a cash retainer in the amount of $15,000 payable in $3,750 quarterly increments at the beginning of each calendar quarter. The RSUs granted to the Chairman and Vice-Chairman will vest at a rate of one-fourth (1/4) at the end of each calendar quarter. The RSU grant and cash retainer for a quarter during which a person ceases to hold the position of Chairman or Vice-Chairman, whatever the reason, will be prorated in the same fashion as RSUs for a departing independent director as described above. Any RSUs that are unvested or any cash retainer that is not due and payable as of the date of termination of service as the Chairman or Vice-Chairman are automatically forfeited.

Also, each independent director will receive a cash meeting stipend for attending Board and committee meetings as shown in the table below.

Board Meeting Compensation for Independent Directors

In-Person Attendance	$2,000
Telephonic Attendance	$500

Committee Meeting Compensation for Independent Directors

In-Person Attendance	$1,000
Audit Chairman: In-Person Attendance	$2,000
Telephonic Attendance	$500
Audit Chairman: Telephonic Attendance	$1,000

Officers of the Company who are Board members do not receive any compensation for Board service.

The foregoing summary is qualified in its entirety by the MIVA, Inc. Policy for Compensation for Independent Members of the Board of Directors, amended and restated December 13, 2007, a copy which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit No.	Description

10.1	MIVA, Inc. Policy for Compensation For Independent Members of The Board of Directors, amended and restated December 13, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date December 19, 2007

By: /s/ Peter A. Corrao
Peter A. Corrao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	MIVA, Inc. Policy for Compensation For Independent Members of The Board of Directors, amended and restated December 13, 2007.